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                                                                  Exhibit No. 10

                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
     Mitchell Hutchins LIR Money Series, on behalf of LIR Premier Money Market Fund and LIR Premier Tax-Free Money Market Fund:

     We consent to the use of our report dated January 28, 2000 for The Infinity Mutual Funds, Inc. -- Correspondent Cash Reserves Money Market Portfolio and Correspondent Cash Reserves Tax Free Money Market Portfolio (predecessor entities to LIR Premier Money Market Fund and LIR Premier Tax-Free Money Market Fund, respectively), as incorporated by reference herein, and to the reference to our firm under the heading "Financial Highlights" in the Prospectus.




/s/ KPMG LLP
-------------------
    KPMG LLP




Columbus, Ohio
April 27, 2000